EXHIBIT 99.1

Warren Resources Announces 2011 Reserves, 2011 Production and Provides California Operational Update

NEW YORK, Jan. 26, 2012 (GLOBE NEWSWIRE) -- Warren Resources, Inc. ("Warren" or the "Company") (Nasdaq:WRES) today announced 2011 estimated proved oil and gas reserves, 2011 production and provided a California operational update.

Oil Reserves

Warren reported that its year-end 2011 oil reserves in California increased 46% to 15.0 million barrels of oil equivalent ("MMboe"), compared to 10.2 MMboe at year-end 2010. A 17 well 2011 drilling program in the Wilmington Townlot Unit ("WTU") in California included the majority of Warren's first horizontal wells in the heavy-oil Ranger and Upper Terminal reservoirs and the Company's first vertical well in the light-oil Ford reservoir, resulting in a new oil reserves to production replacement ratio of 617%.

The 2011 drilling in California led to new proved developed producing ("PDP") reserves of over 1.7 MMboe at a development cost of about $18 per barrel of oil, and reserves now include over 6.6 MMboe in proved undeveloped ("PUD") drilling locations with a projected development cost of about $20 per barrel of oil. PDP reserves grew by 21% and PUD reserves increased by 142%. At year-end 2011, PDP reserves were 55% of total California proved reserves, compared to 73% for 2010.

The present value of the Company's California oil reserves, discounted at 10% per annum and before the impact of income taxes ("PV-10") was $499 million at December 31, 2011, compared to $225 million at year-end 2010. The Securities and Exchange Commission ("SEC") rules require that the proved reserve calculations be based on the first of the month average prices over the preceding twelve months.  For the year-end 2011 reserve evaluation, this 12 month calculation resulted in an average realized price of $105 per barrel of oil for 2011, compared to $73 per barrel of oil for 2010.

Warren now has added a fourth major reservoir, the Ford formation, to its three heavy-oil reservoirs (Tar, Ranger and Upper Terminal) for future development. The Company's California development inventory remains at about 200 potential producing well locations, including 60 PUD locations in the 2011 proved reserves.

During January 2012, the California Division of Oil, Gas and Geothermal Resources ("DOGGR") approved five of the Company's Upper Terminal water injection permits. An additional Tar injection well approval is expected in the first quarter of 2012. Warren's management believes this demonstrates the new, more practical, risk-based DOGGR injection well approval philosophy that should benefit future drilling and production operations.

Natural Gas Reserves

Warren's proved natural gas reserves, which are comprised of properties in Wyoming, New Mexico and Texas, decreased 36% to 7.3 MMboe in 2011, compared to 11.4 MMboe at December 31, 2010. The negative revisions are due to: (1) deterioration in realized pricing and increased transportation costs, (2) changes to operator development plans and (3) adjustments to production type curves. Additional reserve reductions resulted from the divestiture of the Chicken Springs project in southwest Wyoming in early 2011.

The PV-10 of the Company's natural gas reserves at December 31, 2011 was $27 million, compared to $62 million at year-end 2010. For the year-end 2011 reserve evaluation, the realized natural gas price was $3.21 per Mcf in 2011, compared to $4.13 per Mcf in 2010. Net PDP and proved developed non-producing ("PDNP") reserves for Wyoming are 65% of total proved gas reserves compared to 72% for 2010.

Total Reserves

Warren's estimated proved oil and gas reserves totaled 22.3 MMboe for year-end 2011 and increased approximately 3% from December 31, 2010. Total proved reserves for 2011 were 67% crude oil in California and 33% natural gas in Wyoming. 59% of total reserves were PDPs and PDNPs and 41% were PUDs. The PV-10 of the year-end 2011 estimated total proved reserves was $526 million, compared to $288 million for year-end 2010.

Warren's estimated proved reserves at December 31, 2011 were prepared by the independent reserve engineering firm Netherland, Sewell & Associates, Inc. in accordance with SEC guidelines. Warren's reported reserve estimates do not include any probable or possible reserves.

SUMMARY OF CHANGES IN PROVED RESERVES (in MMboe)
	Oil	Natural Gas
Balance at 12-31-10:	10.2	11.4
Additions / extensions	3.8	-
Revisions:	1.9	(3.2)
Production:	(0.9)	(0.8)
Purchases and Divestments:	-	(0.03)
Balance at 12-31-11:	15.0	7.3

California Operations Update

During the fourth quarter of 2011, ten oil wells were completed in California, including 5 Tar, 2 Ranger, 1 Ford and 2 Upper Terminal ("UT") wells. Notably, the recent UT well (WTU 2230) had a 30-day initial production ("IP") rate of 190 barrels of oil per day ("BOPD").

As a result of 2011 drilling, the 30-day IPs for the 9 Tar wells averaged 178 BOPD, the 3 Ranger wells averaged 68 BOPD and the 4 UT wells averaged 84 BOPD. The Ford well averaged 51 BOPD for the first 30 days of production. The 2011 drilling resulted in a California year-end production rate of 3,475 gross (2,830 net) BOPD, compared to an exit rate of 3,062 gross (2,495 net) BOPD in 2010.

Work has begun on a full-scale waterflood design for the Ford reservoir (it was not previously waterflooded) based on the Ford well (WTU 2273) completed in the fourth quarter. Design work should be completed in the second quarter of 2012, followed by submittal to DOGGR of injection well applications for the project. The tentative plan includes 50 to 60 Ford producers.

2011 Production

Warren's total fourth quarter 2011 net oil and gas production was 463,200 barrels of oil equivalent ("BOE"), or an average of 5,035 BOE per day. Oil production for the fourth quarter of 2011 totaled 247,000 net barrels, or an average of 2,680 BOPD. This represents a 3% increase from the 240,000 net barrels of oil produced in the fourth quarter of 2010. Warren produced 1.3 billion cubic feet ("Bcf") net of natural gas in the fourth quarter of 2011, compared to 1.2 Bcf net of natural gas in the fourth quarter of 2010. Full year 2011 production was 1,748,000 net BOE, or an average of 4,789 BOPD.

"Our 2011 California drilling program has demonstrated the validity of our drilling inventory, as reflected in the Company's 46% increase in proved oil reserves for the year-end 2011," said Norman Swanton, Chairman and CEO. "We have advanced two of our key heavy-oil reservoirs from the horizontal and sinusoidal concept stage to full-field development. We are also pleased to add the deeper, light-oil Ford reservoir to our development plans. Furthermore, we invested in significant facility upgrades during 2011 that will allow for planned oil production expansion in both our Wilmington oil field units. We are also continuing to evaluate the best options for our deep rights and natural gas assets in Wyoming."

The information in this release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2011 currently planned to be filed with Securities and Exchange Commission in early March 2012.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration, development and production of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas reserve estimates and production estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. The oil reserve replacement ratio is calculated by dividing production for the year into the total of proved extensions, discoveries and revisions added as shown in the table. As an annual measure, the reserve replacement ratio can be limited because it may vary widely based on the extent and timing of new discoveries and the varying effects of changes in prices and well performance. In addition, since the reserve replacement ratio and finding and development cost per unit do not consider the cost or timing of future production of new reserves, such measures may not be an adequate measure of value creation. These reserves metrics may not be comparable to similarly titled measurements used by other companies. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other public filings and press releases.

CONTACT: Warren Resources, Inc.
         Media Contact:
         David Fleming, 212-697-9660